EXHIBIT 10.1

DATED	30 SEPTEMBER	2013

(1)	VERINT SYSTEMS UK LIMITED

(2)	DAVID PARCELL

_________________________________________

SETTLEMENT AGREEMENT
_________________________________________

21 Tudor Street, London EC4Y 0DJ Telephone: +44 (0) 20 7039 5959 Fax: +44 (0) 20 7039 5999

WITHOUT PREJUDICE
DATED     30 SEPTEMBER    2013

PARTIES

(1)	Verint Systems UK Limited (a company registered in England and Wales with company number 02602824) whose registered office is at 241 Brooklands Road, Weybridge, Surrey, KT13 0RH ("the Company") and

(2)	David Parcell of [REDACTED] ("the Employee");
INTRODUCTION

(A)
The Employee was employed under the terms of a contract of employment dated 16 April 2001 which was amended by means of a Supplemental Employment Agreement dated 13 June 2008 and further amended by an Amended and Restated Supplemental Employment Agreement dated July 13, 2011. These documents will hereafter collectively be referred to as "the Contract".

(B)	The Parties are entering into this Agreement (which is executed by the Employee only as a Deed) to record and implement the terms and conditions on which the Employee's employment will come to an end.
AGREEMENT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following expressions shall have the following meanings:
"the Group" means any company which is a holding company of the Company or a subsidiary undertaking of the Company or of any such holding company (as such expressions are defined in Sections 548, 1159 and 1162 of the Companies Act 2006);
"NICs" means employee National Insurance Contributions;
"Termination" means the termination of the Employee's employment by the Company on the Termination Date;
"Termination Date" means the date specified in clause 2 of this Agreement.

1.2	References to clauses or clause numbers shall, unless the contrary is apparent from the context, be to clauses and clause numbers of this Agreement.

2.	TERMINATION DATE

2.1
The employment of the Employee by the Company will terminate on 30 September 2013 by mutual agreement and he will receive (together with his P45) his salary and other benefits including payment for 9.5 days’ accrued holiday entitlement until this date less tax and other statutory deductions.

2.2
The Company will reimburse to the Employee all reasonable business expenses incurred before the Termination Date by the Employee in connection with his duties to the Company and/or any Group Company subject to the Employee's compliance with the Company's usual guidelines relating to the reimbursement of expenses and the production of appropriate receipts or other supporting documents.

3.	FULL AND FINAL SETTLEMENT

3.1
The Employee accepts the severance terms and arrangements set out in this Agreement in full and final settlement of all or any costs, claims, expenses, rights of action or any other rights which he has or may have against the Company or any member of the Group or any shareholder, director, employee, agent or officer of the Company or any member of the Group. He waives any entitlement to such costs, claims, expenses, rights of action and other rights against the Company or any member of the Group or such shareholder, director, employee, agent or officer including, without limitation, the following:

(A)	any claim for unfair dismissal under the Employment Rights Act 1996 or any contractual redundancy payment arising out of the Termination;

(B)	any claim for a statutory redundancy payment under the Employment Rights Act 1996 as a result of the Termination;

(C)	any claim for unlawful deduction from wages under the Employment Rights Act 1996 arising from any sum due in connection with the Employee's employment and outstanding on the Termination;

(D)	any claim under Regulation 30, 31, 32 or any other provision of the Working Time Regulations 1998;

(E)
any claim for direct or indirect discrimination, harassment and/or victimisation under the Equality Act 2010 which arises from your employment or its termination and which relates to any one or more of the protected characteristics listed below:

(1)	race,

(2)	religion or belief,

(3)	disability,

(4)	gender,

(5)	nationality,

(6)	sexual orientation, or

(7)	age;

(F)	any claim for wrongful dismissal or any claim for breach of any express or implied term of the Contract;

(G)	any claim under European Union Law in connection with his employment or the Termination;

(H)	any claim under Section 47B of the Employment Rights Act 1996;

(I)	any claim for accrued but untaken holiday entitlement;

(J)
any claim arising from any personal injury or ill health or in respect of any Company policy or practice in connection with long term disability benefits and/or permanent health insurance in respect of symptoms or conditions of which the Employee is aware at the date of this Agreement (for the avoidance of doubt, this shall not affect the Employee’s ability to continue to claim under the private medical insurance policy referred to at clause 4.2 below);

(K)
any other claim under statute, contract or common law arising out of his employment or the Termination but excluding (i) any claim the Employee might have for any personal injuries suffered in the course of his employment where the Employee is not aware of the condition or any symptoms at the date of this Agreement, or (ii) in relation to the Employee's accrued pension entitlement, or (iii) to enforce the terms of this Agreement.

3.2
The Employee undertakes that neither he nor anyone acting on his behalf shall institute legal proceedings against the Company or any member of the Group or any of its or their officers or employees in the employment tribunal or any other court or tribunal other than to enforce the terms of this Agreement.

3.3
After taking the legal advice referred to in this Agreement the claims which the Employee is aware he has or may have against the Company and/or any member of the Group are those referred to in clause 3.1.

3.4
The parties acknowledge and agree that the relevant conditions relating to settlement or compromise agreements in Section 203 of the Employment Rights Act 1996, under Section 147 of the Equality Act 2010 and Section 32 of the Working Time Regulations 1998 have been satisfied and the Employee confirms that he has received independent legal advice on the terms and effect of this Agreement, and its effect on his ability to pursue his rights before an employment tribunal, and, in particular, his ability to bring claims for unfair dismissal, redundancy, any unauthorised deductions from wages, race, disability discrimination, or any claim under European Law. The Employee will procure that a certificate attached as Schedule 1 will be supplied to the Company by the Employee's legal advisor.

3.5
The Company will pay up to the sum of £750 + VAT as a contribution towards the Employee’s legal costs incurred for advice received in respect of this Agreement. Payment will be made directly to the adviser’s firm upon receipt by the Company of an invoice addressed to the Employee and marked payable by the Company.

4.	COMPENSATION

4.1
Subject to the Company receiving this Agreement signed by the Employee and the certificate attached as Schedule 1 signed by the Employee's legal advisor the Company will pay the Employee the sums specified below ("the Contractual Payments") made up as follows:

(A)	Payment in lieu of salary and benefits for the Employee’s notice period £144,803 to be paid within 30 days of the Termination Date;

(B)	Severance Bonus of £108,750 to be paid within 30 days of the Termination Date;

(C)
Pro-rated Annual Bonus for y/e 31 January 2014 - based on actual performance for the applicable performance period, less any Quarterly Bonuses, such pro-rated Annual Bonus to be calculated using the formula in the Employee’s bonus plan without discretionary adjustment by Verint Systems Inc. Board of Directors and to be paid to the Employee at a commensurate time with the other officers of Verint Systems Inc.;

(D)	Additional Bonus of £95,379 to be paid within 30 days of the Termination Date.

4.2
Subject to the conditions set forth in clause 4.1 above, the Company will also provide the Employee and his family with continued health insurance coverage under the Company’s applicable group medical insurance program (BUPA Premier Scale C) up to 31 August 2015 on the same terms and conditions as were in effect for the Employee and his family immediately prior to the Termination Date (“the Health Benefits”) subject to any premium adjustment imposed by the insurer.

4.3
The Contractual Payments will be subject to such statutory deductions which the Company is obliged to make in respect of tax and National Insurance Contributions. In respect of the Health Benefits, the Employee will be responsible for declaring the appropriate taxable value through his tax return.

4.4	In addition, the Company will pay:

(A)	a further £30,000 (“Severance Payment”) by way of compensation for loss of employment, such sum to be payable without deduction of tax in accordance with section 403 ITEPA 2003; and

(B)	a further £76,445 by way of additional severance (“Additional Severance Payment”), less applicable tax.
The Severance Payment will be paid within 30 days of the Termination Date. The Additional Severance Payment will be paid in equal monthly instalments starting with the November payroll run and ending on 30 June 2014, subject to the Employee having complied with the provisions of this Agreement as at each payment date. Payment of the Additional Severance Payment will be made less applicable withholdings.

4.5
Further, the Company will, on or prior to the Termination Date, make an employer contribution to the Employee’s pension scheme to secure additional benefits for the Employee. Such contribution will be in the sum of £25,000 (“Pension Benefits”).

4.6
The parties understand that in accordance with Chapter 3 of Part 6 of the Income Tax (Earnings and Pensions) Act 2003 the Severance Payment can be paid free of tax, although neither party gives any assurance to this effect.

4.7
The Employee will be responsible for the payment of any tax and employee’s national insurance contributions referable to the Severance Payment and all other payments and the provision of benefits provided at any time under this Agreement and/or the Employment Contract, to the extent that such tax and employee’s national insurance contributions are in excess of any PAYE deductions made by the Employer. The Employee agrees to keep the Employer fully and promptly indemnified on a continuing basis against all such liabilities, including any interest, penalties, reasonable costs and expenses (other any interest, penalties, costs or expenses incurred as a result of any default or delay by the Employer), which the Employer may incur in respect of or by reason of such payments or the provision of such benefits.

5.	COMPANY PROPERTY
Save as agreed, the Employee undertakes that he will promptly following completion of this Agreement return to the Company all keys, correspondence, documents, specifications, reports, papers, and records, and all copies in whatever form they may be stored, and any other property belonging to the Company or the Group which may be in his possession or control, including computers, cell phones, blackberries etc., and any property belonging to others which may be in his possession or control, and which relates in any way to the business or affairs of the Company or the Group, or to any supplier, agent, distributor, or customer of the Company or the Group.

6.	RESTRICTIVE COVENANTS

6.1
In consideration of, and as a condition to, the Contractual Payments, the Employee acknowledges that he will remain bound by the terms of clause 18 of the Contract (as amended by the Supplemental Employment Agreements referred to above) as amended by clause 6.2 below.

6.2
In consideration of the Additional Severance Payment, the Pension Benefits and the Company agreeing to provide the Employee with the opportunity to continue vesting his outstanding Verint Systems Inc. equity awards to the extent that he remains in Continuous Service (as defined in applicable plan rules) through the next vesting date of his outstanding Verint Systems Inc. equity awards, the Employee acknowledges and agrees that he will receive valuable consideration from such vesting and that it is appropriate for the Company to be granted extended protection of its legitimate business interests. Accordingly, the Employee agrees that clause 18.6 of the Contract (as amended) shall be deleted and replaced with the following provision:

“18.6
You undertake with the Company that during your employment and for the period 18 (eighteen) months after the termination of your employment and whether on your behalf or for any other person, firm or company, you will not (except with the prior written consent of the Company):

18.6.1
directly or indirectly entice, solicit or endeavour to entice or solicit away from the Company or member of the Group any officer, senior employee (or consultant) of the Company who possesses confidential information in relation to the Company or a member of the Group or its or their customers or has significant customer contacts, and with whom you had significant contact on behalf of the Company or a member of the Group during the final year of your employment. "Senior employee” in this context shall include:

(a)	Marketing Director

(b)	Project Manager

(c)	Customer Services Manager

(d)	Technical Director

(e)	Sales Director

(f)	Business Development Manager

(g)	Technical Account Development Manager

(h)	HR Manager

(i)	Finance Manager

18.6.2
directly or indirectly entice, solicit or endeavour to entice or solicit away from the Company or a member of the Group in competition with the Company the business of any person, firm or company who at anytime during the period of 12 months preceding the date of such termination was a customer of the

Company or of a member of the Group and with whom you had significant contact; and/or

18.6.3
directly or indirectly deal with or accept business in competition with the Company from any person, firm or company who at anytime during the period of 12 months preceding the date of such termination was a customer of the Company or of a member of the Group and with whom you had significant contact,

And for the purposes of sub-clauses 18.6.2 and 18.6.3 "customer" shall include any third party with whom the Company or a member of the Group was (during the said period of 12 months) in negotiation in respect of the provision of goods or services or to whom the Company or a member of the Group (during the said period) made or had been requested to make an offer to provide goods or services.

18.6(A)
The restrictions set out in clauses 18.6.2 and 18.6.3 shall not prevent you from soliciting or dealing with customers for a purpose not connected with or not in competition with the business of the Company or a member of the Group.

18.6(B)
You undertake with the Company that during your employment and for the period 12 (twelve) months after the termination of your employment and whether on your behalf or for any other person, firm or company, you will not (except with the prior written consent of the Company) within the Restricted Area and whether as employee, director, principal, agent, consultant or in any other capacity be directly or indirectly employed or engaged in or perform services for any business which shall be in competition with such part or parts of the Company's business or a member of the Group’s business as you were concerned to a material extent on behalf of the Company or a member of the Group during the final year of your employment.”

7.	CONFIDENTIALITY

7.1
The parties agree that, save for disclosure to their legal and/or financial advisers or to the HM Revenue & Customs (and in the case of the Employee to his immediate family) and save as may be required by law, they will keep confidential the terms and existence of this Agreement.

7.2	Each party agrees that it will not make or publish or cause to be made or published any disparaging or untrue remark about the other party or, as the case may be, its directors, officers or employees.

8.	WARRANTIES
The Employee warrants to the Company as follows:

8.1
he has not presented a Claim Form at an office of the Employment Tribunals, or issued a claim form in the High Court or County Court, in respect of any claim in the United Kingdom in connection with his employment with the Company, and/or any member of the Group or the Termination;

8.2
he has not commenced any other legal proceedings in the United Kingdom or elsewhere in respect of any claim in connection with his employment with the Company and/or any member of the Group or the Termination;

8.3	he has not done any act or omitted to do any act which

(A)
if it was done or omitted to have been done (as appropriate) and had come to the attention of the Company before the Termination Date would have entitled the Company to terminate his employment summarily and without compensation or

(B)
if it was done or omitted to have been done (as appropriate) after the Termination Date would have been in breach of the terms of this Agreement had it been done or omitted to have been done (as the case may be) after the date of this Agreement;

8.4
he has committed no breach of duty (including fiduciary duty) owed to the Company or any other member of the Group. For the avoidance of doubt, this Agreement shall not operate to release the Employee from any liability owed to any member of the Group of which the Employee was a director by virtue of his employment with the Company;

8.5
other than those claims referred to in clause 3.1 and having taken the legal advice referred to in this Agreement he is not aware of any claim he may have against the Company or any member of the Group of whatever nature arising out of his employment or the Termination, nor of any circumstances which might give rise to such a claim;

8.6
he has provided to his legal advisor referred to in clause 3.4 all relevant information relating to his employment with the Company and any Group Company and the Termination to enable the legal advisor to advise the Employee on any statutory claims the Employee may have; and

8.7
he has not at the date of this Agreement accepted, agreed to accept or been made any offer of a new contract of service or for services nor has he entered into any form of arrangement that such an offer will be made at any time in the future.

9.	RESIGNATION FROM OFFICE
By accepting the terms of this Agreement the Employee will be deemed to resign on the Termination Date from his position as a director of the Company and from all or any other office which he holds in the Company and/or any member of the Group which resignation, if requested, shall be in the form of Schedule 2 to this Agreement or as required by applicable local laws. The Employee’s co-operation in effecting his removal from office in all Group entities is a condition of the payment of the Severance Payment and the Additional Severance Payment

10.	THIRD PARTIES
The Company is entering this Agreement for itself and on behalf of each Group Company each of which may directly enforce any rights it has against the Employee.

11.	GENERAL

11.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

11.2
Except in relation to any provisions of the Contract which are stated to apply following the Termination (namely: the restrictive covenants referred to in clause 6 above and the provisions relating to the Clawback of Bonus and/or Incentive Awards, the Assignment of Intellectual Property and the Indemnification and Directors and Officers Liability Insurance contained in clauses 4, 7 and 10 of the Amended and Restated Supplemental Employment Agreement dated 13 July 2011), this Agreement sets out the entire agreement between the parties in relation to the rights of the Employee arising upon or in relation to the Termination. The Employee acknowledges and warrants to the Company that he is not entering into this Agreement in reliance upon any representation which is not expressly set out in this Agreement.

11.3
Although marked "Without Prejudice" this Agreement and associated "Without Prejudice" correspondence shall become open and binding as between the parties when this Agreement has been signed by both of them and dated.

EXECUTION
The Parties have executed this Agreement on the date first mentioned above as evidence of their agreement to its terms.

SIGNED by /s/ Peter Fante	)
Director	)
for and on behalf of	)
Verint Systems UK Limited	)
this 30th day of September 2013)

EXECUTED and DELIVERED as a Deed by	)
/s/ David Parcell	)
this 30th day of September 2013)
in the presence of:	)

Witness signature    /s/ Stephanie Parcell

Witness name     Stephanie Parcell

Witness address     [REDACTED]

                              [REDACTED]

Witness occupation     Retired

SCHEDULE 1
I, Jill Scott, a solicitor with Archon Solicitors Limited, confirm to Verint Systems UK Limited (the "Company") that I gave independent legal advice to David Parcell as to the terms and effect of the Settlement Agreement to which this Schedule 1 is attached and in particular its effects on his ability to bring claims before an Employment Tribunal.

I confirm that I am a relevant independent advisor for the purposes of the statutory provisions to which reference is made in clause 3.4 of the Settlement Agreement to which this Schedule 1 is attached. Further, at the time I gave the advice referred to above there was in force a policy of insurance or an indemnity covering members of a profession or a professional body covering the risk of a claim by David Parcell in respect of any loss arising in consequence of that advice.

I confirm that I am not acting and have not acted in this matter for the Company or any associated Company.

Signed:    /s/ Jill Scott

Dated:       30 September 2013

SCHEDULE 2

Letter of Resignation
The Board of Directors
Each of the Verint Group Companies identified below

Dear Sirs
I resign with immediate effect as a director of all Verint Group companies including but not limited to the following companies and confirm that I have no claim whatsoever outstanding against the companies arising from the termination of my directorship or otherwise save as set out in a Settlement Agreement dated 30/09/13.

Verint Systems UK Limited
Verint Systems SAS
Verint Systems GmbH
Iontas Limited
Verint Video Solutions SL
Verint Video Solutions UK Limited
Verint Witness Systems (Unlimited)
Verint WS Holdings Limited

Yours faithfully

/s/ David Parcell

David Parcell